Exhibit 4.14

Confidential	Execution Copy

Crucell N.V.
Confidential Materials Omitted and Filed Separately with the
Securities and Exchange Commission.
Confidential Portions denoted by ***

SHAREHOLDER AGREEMENT

SEPTEMBER 28, 2009

between

JHC NEDERLAND B.V.

and

CRUCELL N.V.

Allen & Overy LLP

THIS AGREEMENT (the Agreement) is made on September 28, 2009,

BETWEEN:

(1)                                 JHC NEDERLAND B.V., a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Amersfoort and its principal offices located at Dr Paul Janssenweg 150, 5026 RH Tilburg, the Netherlands, registered with the trade register under number 18039770 (Investor); and

(2)                                 CRUCELL N.V., a public limited liability company incorporated under the laws of the Netherlands, with its corporate seat in Leiden and its principal offices located at Archimedesweg 4, 2333CN Leiden, the Netherlands, registered with the trade register under number 28087740 (the Company).

Each of the parties mentioned under (1) and (2) hereinafter referred to as a Party, and collectively as the Parties.

BACKGROUND:

(A)                               Concurrently with the entering into of this Agreement the Parties are entering into an equity purchase agreement (the Equity Purchase Agreement) pursuant to which Investor is acquiring upon Closing 14,626,984 new Ordinary Shares (the Shares).

(B)                               It is a condition to the Equity Purchase Agreement that the Parties enter into this Agreement.

(C)                               In this Agreement, the Company and Investor wish to set forth certain arrangements in respect of Investor’s shareholding in the Company.

IT IS AGREED as follows:

1.                                     INTERPRETATION

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 1 (Interpretation) apply throughout this Agreement.

2.                                     EFFECT

2.1                              This Agreement will become effective as of Closing.

3.                                     STANDSTILL

3.1                              For a period of three (3) years from the Closing Date (the Standstill Period), Investor will not, and will cause its Affiliates not to, without the prior written approval of the Company or as otherwise provided in this Section 3, directly or indirectly, (x) purchase or acquire Qualified Securities, or (y) commence a Public Offer if, in either case, the consummation of such purchase or acquisition or Public Offer would result in Investor and its Affiliates in the aggregate Beneficially Owning (assuming the exercise, exchange or conversion of all securities exercisable or exchangeable for or convertible into or otherwise giving the holder thereof any rights in respect of Company Voting Securities held by them), directly or indirectly, greater than 18% of the issued and outstanding Company Voting Securities (assuming the exercise, exchange or conversion of all securities exercisable or exchangeable for or convertible into or otherwise giving the holder thereof any rights in respect of Company Voting Securities held by Investor and its Affiliates) (the Ownership Limit); provided that no purchase or acquisition of Qualified Securities shall be deemed to occur solely due to (a) an exchange of Ordinary Shares for ADS or ADS for Ordinary Shares, a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting the Company Voting Securities generally, (b) a stock dividend or other pro rata distribution by the Company to holders of the outstanding Company Voting Securities or (c) any other change in the outstanding number of Company Voting Securities; and provided further that nothing in clause (y) above shall prevent Investor or any Affiliate of Investor from communicating with the Company to request permission to make a Public Offer or negotiate the terms of a Public Offer so long as neither the fact that such communication or request has been made or any of the terms thereof or facts with respect thereto are publicly disclosed, directly or indirectly, by Investor or any of its Affiliates prior to the time any such Public Offer is publicly announced by the Company and Investor for the first time (eerste aankondiging) in accordance with the Dutch public offer rules.

3.2                              For the avoidance of doubt and notwithstanding anything in Section 3.1 to the contrary, nothing in this Section 3 shall prohibit, limit or restrict Investor and its Affiliates from exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by this Agreement or the other Transaction Documents, in each case in accordance with the terms thereof.

3.3                              Notwithstanding anything in Section 3.1 to the contrary, nothing in this Section 3 shall prohibit Investor or any of its Affiliates from acquiring any Qualified Securities or the securities of any successor to or person in control of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Investor’s or any of its Affiliates’ employees or (ii) any 401(k) or similar bona fide benefit plan maintained for the benefit of employees of Investor or any of its Affiliates (and, in the case of subsections (i) and (ii) of this sentence, any such Qualified Securities shall not be considered Beneficially Owned by Investor for purposes of determining whether the Ownership Limit has been or would be exceeded for any and all purposes of this Agreement); provided that, in each case, neither Investor nor any of its Affiliates shall in any way request or direct that the trustee or other administrator of such plan purchase or acquire any Qualified Securities. Further, nothing herein shall prevent Investor or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another person that Beneficially Owns any Qualified Securities or the securities of any successor to or person in control of the Company; provided, however, that (x) such person shall have acquired such Qualified Securities or other securities other than in contemplation of Investor or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such person and (y) the Beneficial Ownership of such Qualified Securities or other securities by such person shall not be a primary reason for Investor or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such person.

3.4                              The Standstill Period will terminate and the provisions of this Section 3 will no longer be in force and effect in the event that (i) a third party publicly announces (eerste aankondiging) or makes (uitbrengen) a Public Offer, (ii) a third party, or a group of third parties acting in concert, acquires 18% or more of the issued and outstanding Qualified Securities, in each case without the consent or recommendation of the management board or supervisory board of the Company, (iii) the Company intends to enter into or publicly announces that it is considering a Business Combination Transaction or a Business Combination Proposal, (iv) the Company enters into a definitive agreement providing for a Business

Combination Transaction or (v) the Flu-Mab Agreement and the Innovation Agreement are terminated (other than as a result of a material breach by Investor).

4.                                     RESTRICTIONS ON TRANSFER

4.1                              For a period of three (3) months following the Closing Date (the Lock-Up Period), Investor shall not be permitted to, directly or indirectly, sell and/or transfer or otherwise dispose of all or part of the Shares (or ADS acquired in exchange for all or a portion of the Shares) other than as provided in this Agreement (the Lock-Up).

4.2                              The restrictions set forth in Section 4.1 above will not apply (i) to transfers to Investor’s Affiliates, subject to such Affiliates adhering to the obligations of Investor under this Agreement including the Lock-Up, (ii) to exchanges of Shares for ADS, and (iii) in the event that the number of issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADS) would be reduced by reason of a tender offer or other repurchase thereof made by the Company or any of its Subsidiaries and in respect of which Investor is not solicited on a pro rata basis, to the extent necessary to prevent the Shares Beneficially Owned by Investor from constituting in excess of the Ownership Limit, but only after all material conditions with respect to such tender offer or other repurchase transaction (other than any such condition that can be satisfied only at the closing thereof) have been satisfied or irrevocably waived by the Company; provided, however, that this subsection (iii) shall cease to apply in the event that Investor acquires (in accordance with the terms of this Agreement) additional Ordinary Shares (including Ordinary Shares represented by ADS), which acquisition results in the shareholding of Investor exceeding the Ownership Limit.

4.3                              The Lock-Up Period will terminate and the provisions of this Section 4 will no longer be in force and effect in the event that (i) a third party publicly announces (eerste aankondiging) a Public Offer or acquires 18% or more of the issued and outstanding Company Voting Securities, in each case, without the consent or recommendation of the management board or supervisory board of the Company, (ii) the Company intends to enter into or announces publicly that it is considering a Business Combination Transaction or a Business Combination Proposal or (iii) the Flu-Mab Agreement and the Innovation Agreement are terminated (other than as a result of a material breach by Investor).

5.                                     PRE-EMPTIVE RIGHTS

5.1                              Subject to Section 5.5, if the Company at any time or from time to time proposes to issue any Qualified Securities (including any issuance of Qualified Securities that results, through a series of one or more related transactions, in the Company receiving, directly or indirectly, cash for such issuance), the Company shall, no later than fifteen (15) Business Days prior to the proposed consummation of such issuance give written notice thereof to Investor (the Pre-emptive Rights Notice). Such Pre-emptive Rights Notice shall contain the amount and class of Qualified Securities to be issued, the purchase price in respect thereof, the prospective purchasers thereof, if known, and any other terms the Company determines are pertinent regarding the proposed issuance and shall also contain an offer to issue to Investor, at the same purchase price per Qualified Security at which the Company issues such Qualified Securities to the other proposed purchasers thereof, that number of Qualified Securities (the Pre-emptive Securities) equal to the product of Investor’s Proportionate Interest multiplied by the total number of Qualified Securities being offered (the Pre-emptive Rights); provided, however, that the number of Pre-emptive Securities to be offered to Investor pursuant to this Section 5.1 shall be reduced by the number of Qualified Securities that Investor would otherwise have the right to purchase in connection with such issuance pursuant to applicable statutory pre-emptive rights (after giving effect to any waiver, in whole or in part, of such statutory pre-emptive rights by the Company’s shareholders, to the extent that such waiver is binding on Investor) or any other contractual pre-emptive rights that Investor may enforce against the Company. At any time within fifteen (15) Business Days after receipt of the Pre-emptive Rights Notice (the Pre-emptive Rights Period) Investor may accept the offer made to it in the Pre-emptive Rights Notice, by furnishing notice of acceptance thereof to the Company (the Pre-emptive Rights Acceptance Notice). Failure by Investor to provide a Pre-emptive Rights Acceptance Notice within the Pre-emptive Rights Period shall be deemed to constitute an election by Investor not to exercise its Pre-emptive Rights.

5.2                              If at the end of the Pre-emptive Rights Period less than all of the Pre-emptive Securities are accepted for purchase by Investor pursuant to Section 5.1, the Company shall be entitled to proceed with the issuance of the Pre-emptive Securities that Investor did not accept for purchase pursuant to Section 5.1, on terms not more favourable than (including as to form of consideration), and for a purchase price equal to or higher than, that set forth in Pre-emptive Rights Notice.

5.3                              The closing of the purchase of Pre-emptive Securities accepted for purchase pursuant to Section 5.1 shall take place together with the closing of the issuance to the other proposed buyer(s) and such purchase shall be at the purchase price specified in the Pre-emptive Rights Notice paid by wire transfer of immediately available funds or pursuant to the same terms and conditions offered to the proposed buyer(s) of Qualified Securities set forth in the Pre-emptive Rights Notice, in either case in the appropriate amount or other consideration (or a reasonable monetary equivalent of such other consideration) as indicated in such notice against delivery of certificates or other instruments representing the Pre-emptive Securities so purchased.

5.4                              Investor may at its discretion by written notice to the Company waive its Pre-emptive Rights under this Section 5.1 in whole or in part at any time.

5.5                              Notwithstanding anything to the contrary in this Agreement, Investor shall not be granted Pre-emptive Rights with respect to (i) issuances of options to employees of the Company pursuant to the ESOP, (ii) issuances of Ordinary Shares pursuant to the exercise of options issued under the ESOP; or (iii) issuances of Qualified Securities in connection with the acquisition (whether by merger or otherwise) of all or part of the outstanding capital stock or assets of a third party; provided such acquisition is on an arm’s length basis, at market conditions and within the boundaries authorized in the Company’s shareholder meetings; and provided further that no Competitor would acquire 18% or more of the issued and outstanding Company Voting Securities (assuming the exercise, exchange or conversion of all securities exercisable or exchangeable for or convertible into or otherwise giving the holder thereof any rights in respect of Company Voting Securities held by such Competitor or its Affiliates) immediately after such issuance as a result thereof.

5.6                              Investor’s Pre-emptive Rights shall expire and no longer be available upon Investor (together with its Affiliates) ceasing to have Beneficial Ownership of at least 12% of the issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADS); provided that Ordinary Shares issued pursuant to Section 5.5 above shall be disregarded for the purposes of determining whether Investor’s Beneficial Ownership falls below 12% of the issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADS).

6.                                     INVESTOR APPROVAL RIGHTS

6.1                              The Company shall not, without the prior written approval of Investor: (i) commence a tender offer or repurchase of Company Voting Securities if the consummation of such tender offer or repurchase would result in Investor holding more than 18% of the issued and outstanding Company Voting Securities, (ii) grant options or other equity awards in excess of the amounts authorized under the ESOP, or (iii) amend the Articles of Association in a manner that would create a new class of securities or make the current rights of the shareholders meeting subject to proposals of the management board and/or supervisory board of the Company or subject to other limitations.

6.2                              The approval rights set forth in Section 6.1 shall expire and no longer be available upon Investor (together with its Affiliates) ceasing to have Beneficial Ownership of at least 10% of the issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADS); provided that Ordinary Shares issued pursuant to Section 5.5 above shall be disregarded for the purposes of determining whether Investor’s Beneficial Ownership falls below 10% of the issued and outstanding Ordinary Shares (including Ordinary Shares represented by ADS).

7.                                     ANTI-DILUTION PROTECTION

7.1                              If at any time within nine (9) months following the Closing Date (the Anti-Dilution Period) the Company experiences the consummation of an Anti-Dilution Acquisition Event or the Company enters into definitive documentation with respect to any Business Combination Transaction that would (or could reasonably be expected to) lead to an Anti-Dilution Acquisition Event, Investor shall receive a cash payment of the Anti-Dilution Amount pursuant to this Section 7 upon consummation of such Anti-Dilution Event.

7.2                              During the Anti-Dilution Period, the Company shall not (i) enter into definitive documentation with respect to any Business Combination Transaction that would (or could reasonably be expected to) lead to an Anti-Dilution Acquisition Event unless the counterparty to such Business Combination Transaction (the Acquirer) agrees to be bound by the provisions of this Section 7 or (ii) consummate a Business Combination Transaction which would result in an Anti-Dilution Acquisition Event unless the Anti-Dilution Amount is paid to Investor in connection with such Business Combination Transaction.

7.3                              Within five (5) Business Days of the execution of the definitive documentation with respect to a Business Combination Transaction which will (or could reasonably be expected to) lead to an Anti-Dilution Acquisition Event, the Company shall provide written notice (the Anti-Dilution Notice) to Investor of such potential Anti-Dilution Acquisition Event, including (i) the Acquisition Price, (ii) the Anti-Dilution Amount, along with a calculation of such Anti-Dilution Amount, (iii) the current market prices of any securities which may be offered as consideration for the Company Voting Securities (including ADS) in the Business Combination Transaction, (iv) the proposed closing date for Business Combination Transaction, and (v) informing Investor that it is entitled to exercise its rights under this Section 7.

7.4                              In the event that the Acquisition Price in such Business Combination Transaction is not payable in cash, marketable securities, or other consideration to which a cash value can be readily determined, the Acquirer and Investor shall, for a period of fifteen (15) Business Days following delivery of the Anti-Dilution Notice, negotiate a mutually acceptable Anti-Dilution Amount to apply to the Shares. If the Acquirer and Investor cannot agree on an acceptable Anti-Dilution Amount prior to the expiration of such fifteen (15) Business Day-period, the Acquirer and Investor shall each appoint, within ten (10) Business Days after the expiration of such fifteen (15) Business Day-period an independent investment bank of international standing (any banks so appointed, the Investor Expert and Acquirer Expert, respectively, and collectively, the Experts) to determine the Fair Value (as defined below) of the Anti-Dilution Amount.

7.5                              For purposes of Section 7.4 above, the Fair Value of the Anti-Dilution Amount shall be the average of the values that the Experts determine, in their respective opinions, to be the appropriate dollar amount of the Anti-Dilution Amount (expressed in Euros); provided, however, if the difference between fair market values determined by the Experts (each such appraisal, a Valuation) is equal to or more than 10% of the higher Valuation, (i) the Experts shall jointly select and engage, within thirty Business Days of the date when the previous Valuations were submitted, a third independent investment bank of international standing (the Third Bank), (ii) such Third Bank shall prepare a Valuation within thirty Business Days of the date of its engagement, and (iii) the Fair Value of the Anti-Dilution Amount shall be the average of the Valuation determined by the Third Bank and the Valuation of the Expert which is closest in value to the Valuation of the Third Bank.

7.6                              Within five (5) Business Days of the time of the consummation of an Anti-Dilution Acquisition Event as meant under Section 7.1 through 7.3, the Acquirer (or the Company under the circumstances set forth in Sections 7.7 or 7.8 below) shall make a cash payment of the Anti-Dilution Amount to Investor, which for the avoidance of doubt shall be in addition to any amounts Investor may receive as consideration for the Shares pursuant to the Business Combination Transaction resulting in the Anti-Dilution Acquisition Event.

7.7                              In the event that a Public Offer results in an Anti-Dilution Acquisition Event, the Company will be responsible for paying the Anti-Dilution Amount to Investor in connection with such Anti-Dilution Acquisition Event in accordance with this Clause 7 and will be bound by the same obligations as the Acquirer set forth in this Section 7.

7.8                              In the event that a Business Combination Transaction referred to in sub-clause (iii) of the definition of Change of Control results in an Anti-Dilution Acquisition Event, the Company will be responsible for paying the Anti-Dilution Amount to Investor in connection with any liquidation or the Company or any distributions or dividends of the proceeds of such Business Combination Transaction made to the shareholders of the Company on a pro-rata basis and will be bound by the same obligation as the Acquirer set forth in this Section 7.

7.9                              The Company will ensure that Investor is allowed to participate in any Business Combination Transaction which would lead to a Anti-Dilution Acquisition Event and sell all of its Shares in such Business Combination Transaction (or, in the case of an Anti-Dilution Acquisition Event arising by virtue of a transaction described in clause (iii) of the definition of Change of Control, receive dividends or distributions of the net proceeds of such transaction).

7.10                       The Company agrees that it will not consummate any Anti-Dilution Acquisition Event if as a result of such Anti-Dilution Acquisition Event (i) the Company and the Acquirer would not be capable of complying with its respective obligations under this Section 7, or (ii) Investor would not be allowed to participate in such Anti-Dilution Event and sell all of its Shares in such Anti-Dilution Acquisition Event.

7.11                       Investor may at its discretion by written notice to the Company waive its entitlement under this Section 7 in whole or in part at any time.

7.12                       The Company agrees that to the extent that (i) its entry into definitive documentation with respect to, or consummation of, a proposed Business Combination Transaction that would lead to an Anti-Dilution Acquisition Event, (ii) the payment of the Anti-Dilution Amount to Investor or (iii) Investor’s participation in a proposed Business Combination Transaction that would lead to an Anti-Dilution Acquisition Event, is (with respect to (i), (ii) or (iii) or any other provisions of this Section 7) not possible without violating Rule 4e-10 of the Exchange Act (the Best Price Rule) or any other rules or regulations under the Exchange Act and the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the Public Takeover Decree (Besluit openbare biedingen) relating to tender offers, the Company shall not pursue or consummate such transaction until Investor’s rights under this Section 7 have expired or unless the terms of such transaction are revised such that the proposed Business Combination Transaction can be consummated in compliance with this Section 7 without violating the Best Price Rule or any such related provisions of the Exchange Act or the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the Public Takeover Decree (Besluit openbare biedingen). The Company agrees that nothing in this Section 7 shall be interpreted as requiring the Company or any counterparty to a Business Combination Transaction to violate or breach the Best Price Rule or any such related provisions of the Exchange Act, the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the Public Takeover Decree (Besluit openbare biedingen).

8.                                     DRAG ALONG RIGHT

8.1                              If the Company or the Company’s stockholders receive a bona fide Public Offer from a third party (which will not include any Offer by an Affiliate of the Company or any Group Company) and (i) the management board and supervisory boards of the Company have endorsed, approved, recommended or otherwise supported such Public Offer, (ii) the holders of at least 70% of all issued and outstanding Company Voting Securities (including those held by Investor and/or its Affiliates) have tendered their shares to the third party in connection with such Public Offer (a Public Offer meeting the requirements of clauses (i) and (ii) being an Approved Public Offer) and (iii) Investor and/or any of its Affiliates do not have a bona fide matching (x) counter Public Offer to the Company’s shareholders or (y) other Business Combination Proposal with the Company pending, Investor and its Affiliates shall agree to tender and sell all of their Ordinary Shares and/or ADS in such Public Offer pursuant to this Section 8 to the extent permitted by applicable law and the terms of the Approved Public Offer.

8.2                              The Company shall provide Investor a reasonable detailed description of the Approved Public Offer, including (i) the proposed time and place of closing, (ii) the consideration to be received by the stockholders, (iii) the name and address of the person making the Approved Public Offer, (iv) any other material terms of the Approved Public Offer (to the extent not sufficiently set out in the offer document related to the approved Public Offer) and (v) confirmation that the Public Offer is an Approved Public Offer (the Public Offer Notice).

8.3                              Within two (2) Business Days of receipt of such Public Offer Notice, if the offeror declares the Approved Public Offer unconditional in accordance with the Dutch offer rules, Investor shall agree, subject to Section 8.1 above, to tender all of its Ordinary Shares and/or ADS on the terms and conditions of the Approved Public Offer to the extent permitted by applicable law and the terms of the Approved Offer; provided that the payment and other terms applicable to Investor in the Approved Public Offer may not be less favourable to Investor than the terms offered to the other holders of Ordinary Shares and/or ADS; and provided further that Investor shall still be entitled to receive the Anti-Dilution Amount in the event that the Approved Public Offer would result in a Anti-Dilution Acquisition Event in accordance with Section 7.

8.4                              Investor shall take all reasonably necessary actions to consummate the sale of its Ordinary Shares and/or ADS on the terms and conditions set forth in Section 8.3.

8.5                              For the avoidance of doubt, except as specifically set forth in this Section 8, Investor and its Affiliates will retain their rights to vote the Shares and make all decisions with respect to the divestiture of such Shares.

9.                                     TAX AND ACCOUNTING MATTERS

9.1                              The Company will provide and cause each Group Company to provide, upon reasonable prior notice, such information as may be reasonably required to enable Parent and any of its subsidiaries to accurately and timely comply with such person’s U.S. tax reporting obligations under the Internal Revenue Code of 1986, as amended, arising in connection with its ownership of the Company’s securities, including, but not limited to, each Group Company’s audited financial statements and the financial statements of any legal entity in which a Group Company owns an equity interest. Notwithstanding the foregoing, the Company shall not be required to provide information that it cannot reasonably obtain with respect to any legal entity that is not a Group Company.

9.2                              The Company will, if necessary and upon reasonable prior notice, permit Parent (or its authorized representative) reasonable access to examine and copy the books of account, records and other documentation of each Group Company, in each case as may be reasonably required to verify the information provided pursuant to Section 9.1 above.

9.3                              The Company will retain and cause each Group Company to retain all records reasonably required to calculate the earnings and profits of and taxes paid for U.S. federal income tax purposes by each Group Company for so long as Parent owns, directly, indirectly or constructively, at least 10% of the issued and outstanding Company Voting Securities and, upon reasonable prior notice, to permit Parent (or its authorized representative) reasonable access to copy such records.

9.4                              The Company will notify Parent of any change to the entity classification under U.S. Treasury Regulation Sections 301.7701-2 and -3 of any Group Company. The Company will use reasonable efforts to request the entity classification under such U.S. Treasury Regulations of any legal entity in which a Group Company holds a minority equity interest and notification of any changes to such classification.

9.5                              In the event that Parent is required to account for its investment in the Company under the equity method of accounting (determined in accordance with US GAAP) as applicable to Parent and subject to applicable law, the Company shall use its commercially reasonable efforts to:

(a)                                 prepare and deliver to Parent, within 120 calendar days after the end of each fiscal year of the Company, the following audited financial statements with respect to the Company and its Subsidiaries: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year; (ii) a consolidated income (loss) statement of the Company and its Subsidiaries for such fiscal year; (iii) a consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year, and (iv) a consolidated statement of changes in shareholders’ equity of the Company and its Subsidiaries for such fiscal year;

(b)                                 prepare and deliver to Parent, within the earlier of (i) sixty (60) calendar days after the end of each of the first three fiscal quarters in any fiscal year of the Company or (ii) five (5) days after publication and within the earlier of (x) seventy-five (75) calendar days after the end of the fourth fiscal quarter of the Company in any fiscal year of the Company or (y) five days after publication, the unaudited financial information for such period in form and substance substantially consistent with the financial information historically furnished to the SEC by the Company on Form 20-F or, if not furnished to the SEC, in form and substance substantially consistent with the financial information historically furnished via press release, for each of the last four fiscal quarters of the Company immediately prior to the date of this Agreement (as applicable);

(c)                                 maintain and cause its Affiliates (including each Group Company) to maintain appropriate books and records, in accordance with the requirements of all applicable laws, and provide and cause its Affiliates (including each Group Company) to provide Parent, at Parent’s expense, with such access as is reasonably requested by Parent to such books of account, records, and other documents (including to examine, audit, and take excerpts therefrom, and make photocopies thereof), information, and personnel, and use its commercially reasonable efforts to provide access to its independent certified public accountant, in each case to allow Parent and its employees and accountants to perform any procedures with respect to information and documents delivered to Parent pursuant to this Agreement as may be reasonably requested by Parent;

(d)                                 at Parent’s expense, provide all support reasonably requested by Parent to conduct all activities related to determining the purchase price accounting in accordance with the equity method of accounting determined in accordance with US GAAP as applicable to Parent;

(e)                                 ensure that all the consolidated financial statements of the Company are prepared in accordance with the same system of generally accepted accounting principles used in the Company’s SEC filings, or, if the Company has ceased making filings with the SEC, in the same system of generally accepted accounting principles used to meet the Company’s filing obligations in its country of domicile; and

(f)                                     at Parent’s expense, (i) cooperate, and use its commercially reasonable efforts to cause the Company’s independent certified public accountants to cooperate, with Parent, to the extent reasonably requested by Parent, in the preparation of Parent’s public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Parent with the SEC, or any other governmental authority or otherwise made publicly available (collectively, the Parent Public Filings), (ii) provide to Parent all information that Parent reasonably requests in connection with any Parent Public Filings or that, in the reasonable judgment of Parent or its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable law, (iii) provide such information to enable Parent to prepare, print and release all Parent Public Filings on a timely basis and (iv) use its commercially reasonable efforts to cause the Company’s independent certified public accountants to consent to any reference to them as experts in any Parent Public Filings required under applicable law.

10.                              FEES AND COSTS

10.1                       Save as explicitly provided otherwise in this Agreement or the other Transaction Documents, or as otherwise specifically agreed in writing by the Parties after the date of this Agreement, each Party shall pay the costs and expenses incurred by it (and, in the case of Investor, each member of Investor’s Group and, in the case of the Company, each member of the Company’s Group) in connection with the preparation, entering into and completion of this Agreement.

11.                              CONFIDENTIALITY AND ANNOUNCEMENTS

11.1                       Neither Party shall originate any publicity, news release or public statement or announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it, or any of its terms, or to any amendment hereto, (each a Public Announcement) without the prior written consent of the other Party, save only such Public Announcements that are required by applicable laws or regulations (including under the rules of any relevant stock exchange or government agency regulating trading in securities of a Party or its parent affiliate) to be made, which Public Announcements shall be brief and factual to the extent permitted by applicable law.

11.2                       If a Party wishes to make a Public Announcement, including as required by law or regulation (including under the rules of any relevant stock exchange or government agency regulating trading in securities of a Party or its parent Affiliate), such Party shall give the other Party advance notice of at least five (5) Business Days (or such other time as is reasonably practicable in the circumstances) and a copy of the proposed Public Announcement, so that the other Party may review such proposed Public Announcement and comment thereon, including to request the removal of or protective treatment for any of its confidential information or to correct the use of its name or trademarks. To the extent that the other Party requests that any of its confidential information in a proposed Public Announcement be deleted, the Party seeking to make such announcement shall delete such confidential information, unless legal counsel to the Party seeking to make the filing reasonably determines that such information is required by law to be included in a required filing, in which case such Party shall request protective treatment of such Confidential Information to the extent such treatment would be legally permissible.

11.3                       Each Party shall keep confidential all information provided to it by or on behalf of the other Party, or otherwise obtained by or in connection with this Agreement, which relates to the other Party’s Group or business in accordance with the Confidentiality Agreement, dated as of March 9, 2009, between Johnson & Johnson Pharmaceutical Services, LLC, an Affiliate of Investor, and the Company, (the CDA) which shall remain in effect in accordance with its terms.

12.                              NOTICES

12.1                       Any notice or other communication to be given under this Agreement must be in writing and must be delivered (either by courier or otherwise) or sent by post or facsimile to the Party to whom it is to be given at its address as follows:

(a)                                 to Investor at:

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with a copy to

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

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and

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

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(b)                                 to the Company at:

Postbus 2048, 2301CA Leiden, the Netherlands

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with a copy to

***

or at any such other address of which it shall have given notice for this purpose to the other parties under this Section. Any notice or other communication sent by post shall be sent by prepaid first class post or registered mail (if the country of destination is the same as the country of origin) or by pre-paid airmail (if the country of destination is not the same as the country of origin).

12.2                       Any notice or other communication shall be deemed to have been given:

(a)                                 if delivered, on the date of delivery; or

(b)                                 if sent by facsimile, on the date of delivery, or, if that date is not a Business Day, on the next Business Day; or

(c)                                 if sent by post, on the second Business Day after it was put into the post in case of inland post and on the fifth Business Day in the case of airmail.

12.3                       In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made, that confirmation of facsimile transmission was received, or that the envelope containing the communication was properly addressed and posted by prepaid first class post or registered mail or by prepaid airmail, as the case may be.

12.4                       This Section shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

13.                              ASSIGNMENTS

13.1                       Neither Party may assign, or transfer any of its rights and/or obligations under this Agreement without the prior written consent of the other Party, provided that the such consent shall not be unreasonably withheld in the event Investor and its Affiliates wish to assign, or transfer any of their rights and/or obligations under this Agreement to a less than 100% Affiliate and provided the Investor and its 100% Affiliates may assign and/or transfer all or part of their rights and obligations hereunder to any of their respective 100% Affiliates without the consent of the Company.

14.                              GENERAL

14.1                       This Agreement may be executed in any number of counterparts (including facsimile copies). This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.2                       The rights of each Party under this Agreement:

(a)                                 may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                 may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any such right is not a waiver of that right.

14.3                       Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party’s permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

14.4                       If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(a)                                 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

Parties shall use reasonable efforts to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

14.5                       Nothing in this Agreement limits or excludes any liability for fraud.

15.                              WHOLE AGREEMENT

15.1                       Notwithstanding Section 11.3, this Agreement and the other Transaction Documents to which the Company and Investor are or will be party, contain the whole agreement between the Parties relating to the Transactions and supersede all previous agreements, whether oral or in writing, between the Parties relating to the Transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

15.2                       Each Party acknowledges that in agreeing to enter into this Agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in any of the Transaction Documents) made by or on behalf of any other Party before the entering into of this Agreement. Each Party waives all rights and remedies which, but for this Section 15.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

15.3                       This Agreement may only be amended in writing and where such amendment is signed by all the Parties.

16.                              NO RESCISSION

16.1                       The Parties waive their rights, if any, to in whole or in part annul, rescind or dissolve (e.g. gehele dan wel partiële ontbinding en vernietiging) this Agreement. In the event of a breach of this Agreement by any of the Parties, the other Party shall be entitled to claim for damages (schadevergoeding) and/or specific performance (nakoming).

17.                              GOVERNING LAW AND JURISDICTION

17.1                       This Agreement is governed by, and shall be construed in accordance with, the laws of the Netherlands, without application of any principle of conflict of laws that would result in reference to a different law.

17.2                       Unless otherwise set forth therein, any power of attorney or other document executed in connection with this Agreement will be governed by and construed in accordance with the laws of the Netherlands.

17.3                       Any controversy, dispute or claim arising out of this Agreement, including the Schedules attached hereto, or the interpretation, enforceability, performance, breach, termination or validity thereof, including disputes relating to alleged breach or termination of the foregoing (each a Dispute) shall be resolved pursuant to this Section 17.

17.4                       Any Dispute shall be finally resolved by binding arbitration in accordance with this Section 17 and the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration of International Disputes then in effect (CPR Rules) by either a sole arbitrator in accordance with Section 17.7 below or a panel of three (3) arbitrators to be appointed in accordance with Section 17.6 below (in each case, the Tribunal). The Netherlands Arbitration Institute (NAI) is designated as the Neutral Organization for all purposes for which a Neutral Organization is required under the CPR Rules. For purposes of this Section 17, International Rule 7.6 shall be deemed to be amended by deleting in the second and third lines the words “the Tribunal and”, so that in the event of a challenge of any arbitrator the members of the Tribunal shall as long as is practicable remain unaware of the identity of the challenging Party.

17.5                       The arbitration shall be conducted in the English language. The seat of the arbitration shall be Amsterdam, the Netherlands. Except as otherwise specified in this Section 17, the arbitrators shall decide the Dispute in accordance with the procedural laws of the Netherlands.

17.6                       Subject to Section 17.8 below, the panel of three arbitrators shall be constituted as follows: One arbitrator shall be appointed by each Party, and the third, who shall act as chair, shall be appointed by agreement of the Parties. If the Parties are unable to reach agreement on the third arbitrator within 60 days of the selection of the first arbitrator, the third arbitrator will be appointed in accordance with International Rule 6 of the CPR Rules.

17.7                       If after exchange of the notice of arbitration and the notice of defense it appears that no Party has demanded damages greater than $2 million, and that no Party has demanded equitable relief, there shall be a sole arbitrator. Such arbitrator shall be appointed by agreement of the Parties or, if the Parties are unable to reach agreement on the arbitrator within 60 days of the notice of arbitration, the arbitrator will be appointed in accordance with International Rule 6 of the CPR Rules.

17.8                       All persons appointed to act as arbitrator under this Section 17 shall be lawyers with at least fifteen years of professional experience and shall be independent of the Parties and impartial. Candidates for the position of chair of a three-arbitrator panel and candidates for the position of sole arbitrator may be interviewed by representatives of the parties in advance of their selection, provided that all Parties are represented at each interview. A Party may privately interview candidates for the position of arbitrator to be appointed by that Party prior to making an appointment to that position, but shall not discuss the merits of the Dispute with such candidate beyond providing a sufficient description of the nature of the Dispute to permit the candidate to discuss his or her qualifications to sit as an arbitrator. The candidates and appointed arbitrators shall follow the IBA Guidelines on Conflicts of Interest in International Arbitration.

17.9                       The arbitral tribunal shall confer with the Parties at the outset of the arbitration to establish a timetable for the arbitration. Absent agreement of the Parties to a longer period of time, such timetable shall provide for hearings to commence within nine (9) months of the date on which the Tribunal has accepted its appointment. In addition to the CPR rules, the Parties agree that the arbitration shall be conducted according to the IBA Rules on Taking of Evidence in International Commercial Arbitration. At the request of any Party, the Tribunal shall direct that a transcript be made of any hearing, and may make provision for how the cost of such transcript shall be borne pending allocation of such cost in the award.

17.10                Each party expressly waives any right it may have to a trial by jury of any Dispute, and also expressly waives any right it may have to seek or to be awarded punitive damages on account of any matter that is the subject of a Dispute.

17.11                The Tribunal shall endeavor to prepare and submit to the parties its award within ninety (90) days of the conclusion of the hearings and completion of any post-hearing submissions. The award of the Tribunal may grant any relief appropriate under the applicable law, including declaratory relief, injunctive relief, and specific performance, but may not include any penalty or element of punitive or exemplary damages, provided however, that the Tribunal may add to the actual damages awarded any additional amount(s) specifically permitted to be added by an applicable statute. Any award of money shall bear interest from 30 days after the date mentioned in the award at the lesser of 10% or the maximum rate allowed under applicable law. The Tribunal may award the costs and expenses of the arbitration as provided in the CPR Rules, but each Party shall bear its own attorneys fees. The award of the Tribunal may be entered and enforced in any court of competent jurisdiction. A court called upon to enforce such an award may require the losing Party to pay the reasonable attorney fees and costs of the other Party.

17.12                Any party may seek emergency, interim or provisional relief prior to date on which the entire Tribunal has accepted its appointment from any court of competent jurisdiction in the Netherlands, without prejudice to the agreement to arbitrate contained in this Section. After the date on which the entire Tribunal has accepted its appointment, any request for such relief shall be addressed to the arbitral Tribunal, which shall have the power to enter an interim award granting any non-monetary emergency, interim or provisional relief to which a Party may be entitled under applicable law.

17.13                The arbitration proceedings contemplated by this provision shall be as confidential and private as is permitted by law. In furtherance thereof, the Parties shall not disclose the existence, content or results of the Dispute or any proceedings conducted in accordance with this Section 17 except as herein provided. Any settlement agreement or arbitral award, and any materials specifically prepared in connection with the arbitration or any proceedings leading to settlement, shall not be admissible in any other proceeding. Notwithstanding the foregoing, this confidentiality provision shall not prevent a petition to vacate or enforce a settlement agreement or arbitral award, and shall not bar disclosures necessary or desirable in connection therewith, nor any disclosures required by law. Any award resulting from the proceedings conducted pursuant to this Section 17 shall have no preclusive effect on any matter involving third parties.

18.                              LANGUAGE

18.1                       The language of this Agreement is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AS WITNESS this Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

JHC NEDERLAND B.V.	CRUCELL N.V.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

JHC NEDERLAND B.V.

By:

Name:

Title:

Date:

Signature Page to Shareholder Agreement

SCHEDULE 1

INTERPRETATION

1.            Terms Defined:

Acquirer has the meaning set forth in Section 7.2;

Acquirer Expert has the meaning set forth in Section 7.4;

Acquisition Price has the meaning set forth in the definition of Anti-Dilution Acquisition Event;

ADS means the American Depositary Shares of the Company;

Affiliate means with respect to a specified Party, any corporation, partnership, or other business or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party. The term “control” means, for purposes of this definition, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract. Control will be presumed if one entity owns, either of record or beneficially, fifty percent (50%) or more of the capital stock or share capital entitled to vote for the election of directors of the entity or fifty percent (50%) or more of equity or voting interest of the entity;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Company and Investor;

Agreement has the meaning set forth in the introduction of this Agreement;

Anti-Dilution Acquisition Event means a Change of Control under circumstances in which the Company Voting Securities are converted into or are otherwise entitled to receive cash or other consideration with a per share value, determined as of the date of consummation of the Change of Control, (the amount per share so determined, the Acquisition Price), that is less than the Issue Price (as adjusted to take into account any exchange of Ordinary Shares for ADS or ADS for Ordinary Shares, stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting the Company Voting Securities generally). In the event the Acquisition Price is denominated in a currency other than Euros, for purposes of determining the Acquisition Price hereunder, the applicable cash amount shall be converted into Euros at the then prevailing exchange rate as quoted in the Financial Times on the day on which the related Business Combination is consummated, or if such day is not a Business Day, as quoted in the Financial Times on the immediately preceding Business Day;

Antidilution Amount: means, with respect to any Anti-Dilution Acquisition Event, an amount equal to the product of (x) the aggregate number of Company Voting Securities acquired upon consummation of such Anti-Dilution Acquisition Event (not to exceed the number of Company Voting Securities (as adjusted as adjusted to take into account any exchange of Ordinary Shares for ADS or ADS for Ordinary Shares, stock split, reverse stock split, reclassification, reorganization or other transaction by the

Company affecting the Company Voting Securities generally) acquired by Investor on Closing pursuant to the Equity Purchase Agreement) and (y) the amount equal to (1) the Issue Price (as adjusted to take into account any exchange of Ordinary Shares for ADS or ADS for Ordinary Shares, stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting the Company Voting Securities generally minus (2) the applicable Acquisition Price;

Articles of Association means the latest version of the Company’s articles of association;

Beneficially Owned or Beneficial Ownership with respect to any security means having “beneficial ownership” of such subject security, as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement, including pursuant to any contract, arrangement or understanding (whether or not in writing), any relationship or otherwise. Without duplicative counting of the same securities by the same person, securities Beneficially Owned by a person shall include all securities Beneficially Owned, directly or indirectly, by such person, any of such person’s Affiliates and any other person with which or whom such person or such person’s Affiliates would constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act. A Beneficial Owner of a security is a person who has Beneficial Ownership of such security;

Best Price Rule has the meaning set out in Section 7.12;

Business Combination Proposal means an announcement of and/or a written expression of interest in relation to (i) a tender offer, exchange offer or other bona fide offer to acquire, by a person or a group of persons acting in concert, directly or indirectly, 30% or more of the issued and outstanding Company Voting Securities (a Public Offer), (ii) a proposal or offer for a merger or other business combination directly or indirectly involving the Company that would result in the acquisition, directly or indirectly, of 30% or more of the total voting power of the Company by a person or a group of persons acting in concert or (iii) a proposal or offer to acquire, by a person or a group of persons acting in concert, directly or indirectly, a significant portion of the assets of the Company (assets representing in value 30% or more of the Company’s total assets or assets that generate 30% or more of the Company’s total revenues) (and each of the transactions referred to in this definition will be referred to herein as a Business Combination Transaction);

Business Combination Transaction has the meaning set out in the definition of Business Combination Proposal;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands and the USA for normal business;

CDA has the meaning set out in Section 11.3;

Change of Control means the acquisition by a person or a group of persons acting in concert, directly or indirectly, of (i) 50% or more of the issued and outstanding Company Voting Securities through a share purchase, tender offer, exchange offer or other bona fide offer to acquire, (ii) 50% or more of the total voting power of the Company by merger, business combination or otherwise or (iii) all or substantially all of the assets of the Company, in each case in a Business Combination Transaction fully endorsed, approved, recommended or otherwise supported by the Company (i.e. not in a hostile bid scenario);

Closing means the issue of the Shares to Investor in accordance with the terms of the Equity Purchase Agreement;

Closing Date means the date on which Closing is effected;

Company has the meaning set out in the introduction of this Agreement;

Company Voting Securities means, collectively, (i) the Ordinary Shares (including Ordinary Shares represented by ADS) and (ii) any other securities entitled to vote in the general meeting of shareholders of the Company outstanding at the date of determination (excluding preference shares issued to the Stichting Preferente Aandelen Crucell);

Competitor means ***

Deed of Issue means the deed of issue pursuant to which the Shares will be issued to Investor at the Closing. An Agreed Form of the Deed of Issue is attached as Schedule to the Equity Purchase Agreement;

ESOP means the remuneration policies regarding employee and management options as prepared by the remuneration committee of the Company, as adopted and amended by the relevant constituencies from time to time, including any long term and short term incentives plans adopted or implemented in accordance therewith;

Experts has the meaning set forth in Section 7.4;

Equity Purchase Agreement has the meaning set out in recital (A);

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended;

Fair Value has the meaning set forth in Section 7.5;

Flu-MAb Agreement means the Collaboration and Commercialization Agreement for Flu-MAb Product between the Parties of the same date as this Agreement;

Group means in relation to any entity or person, such entity or person and its Affiliates;

Group Companies means the Company and its Subsidiaries, and Group Company means any of them;

Innovation Agreement means the agreement regarding the Innovation, Development and Commercialization of Novel Drug Products between the Parties of the same date as this Agreement;

Issue Price has the meaning set out in Section 3.1 of the Equity Purchase Agreement;

Investor has the meaning set out in the introduction of this Agreement;

Investor Expert has the meaning set forth in Section 7.4;

Lock-Up has the meaning set out in Section 4.1;

Lock-Up Period has the meaning set out in Section 4.1;

Ordinary Shares means the ordinary shares of the Company, nominal value of EUR 0.24 each. Ordinary Shares shall also include, where the context so requires, ADS representing Ordinary Shares;

Parent means Johnson & Johnson, a New Jersey corporation;

Parent Public Filings has the meaning set forth in Section 9.5(f);

Parties has the meaning set out in the introduction of this Agreement;

Pre-emptive Right has the meaning set out in Section 5.1;

Pre-emptive Rights Acceptance Notice has the meaning set out in Section 5.1;

Pre-emptive Rights Notice has the meaning set out in Section 5.1;

Pre-emptive Rights Period has the meaning set out in Section 5.1;

Proportionate Interest means, with respect to any shareholder, the ratio of (a) the number of Company Voting Securities (including Company Voting Securities represented by ADS) then Beneficially Owned by such shareholder (after giving effect to the exercise, exchange, or conversion of all Company securities exercisable or exchangeable for, or convertible into, Company Voting Securities or ADS then Beneficially Owned by such shareholder) to (b) the total number of issued and outstanding Company Voting Securities (including Company Voting Securities represented by ADS) then owned by all shareholders (after giving effect to the exercise, exchange, or conversion of all Company securities exercisable or exchangeable for, or convertible into, Company Voting Securities or ADS then Beneficially Owned by such shareholders), and excluding for purposes of such ratio equity-based awards granted pursuant to the ESOP;

Public Offer has the meaning set out in the definition of Business Combination Proposal;

Qualified Securities means any Company Voting Securities or any securities convertible into, or exercisable or exchangeable for, or otherwise giving the holder thereof any rights in respect of, Company Voting Securities (whether or not the right to convert, exchange, or exercise is subject to the passage of time, contingencies, or contractual restrictions, or any combination thereof);

Registration Rights Agreement has the meaning ascribed thereto in the Equity Purchase Agreement;

SEC means the U.S. Securities and Exchange Commission;

Shares has the meaning set out in recital (A);

Standstill Period has the meaning set out in Section 3.1;

Subsidiary has the meaning as set out in article 2:24a of the Dutch Civil Code;

Third Bank has the meaning set forth in Section 7.5;

Transactions means the transactions contemplated by the Transaction Documents;

Transaction Documents means:

(a)                                 this Agreement;

(b)                                 the Equity Purchase Agreement;

(c)                                 the Flu-MAb Agreement;

(d)                                 the Registration Rights Agreement;

(e)                                 the Innovation Agreement; and

(f)                                     the CDA;

Tribunal has the meaning set forth in Section 17;

US GAAP means generally accepted accounting principles and practices in the United States of America, as in effect from time to time; and

Valuation has the meaning set forth in Section 7.5.

2.            In this Agreement, unless the contrary intention appears, a reference to a Section, sub-section, paragraph, subparagraph, or Schedule is a reference to a Section, sub-section, paragraph, subparagraph, or Schedule of or to this Agreement. The Schedules form part of this Agreement.

3.            The headings in this Agreement do not affect its interpretation.

4.            Any express or implied reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)           that enactment as amended, extended or applied by or under any other enactment before Closing;

(b)           any enactment which that enactment re-enacts (with or without modification); and

(c)           any subordinate legislation (including regulations) made (before Closing) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

5.            References to a person shall be construed so as to include any individual, firm, company, corporation, limited liability company, trust, unincorporated organization, entity or division, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

6.            A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been given.

7.            An action taken by a person will be deemed to have been taken in the ordinary course of business only if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

8.            Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditious as possible and, regard shall be had, among other factors, to (i) the price, financial interest and other terms of the obligation; (ii) the degree of risk normally involved in achieving the expected result; (iii) the ability of an unrelated person to influence the performance of the obligation.

9.            The singular shall include the plural and vice versa and references to words importing one gender will include both genders.

10.          Except as otherwise specifically set forth in this agreement to the contrary, the word “including” will be construed as meaning as “including without limitation”.

11.          Notwithstanding the Section headed “Language”, where in this Agreement a Dutch term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.